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Newmark Reports Second Quarter 2026 Financial Results
NEW YORK, NY - July 29, 2026 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers, today reported its financial results for the three and six months ended June 30, 2026, and declared its quarterly dividend.

Comments on Newmark's Results and Outlook from Barry M. Gosin, Chief Executive Officer of Newmark[1]
"Newmark once again delivered strong financial results, including record second quarter revenues. We produced double digit gains in each of our major business lines, led by our recurring businesses, as we continue to drive towards our goal of over $2 billion in annual Management and Servicing revenues by 2029. Our year to date results demonstrate the Company's strong operating leverage, as we increased Total Revenues 22%, GAAP EPS 200%, and Adjusted EPS 37%, all compared with a year earlier.
"Given Newmark's strong results and healthy transaction pipeline, we continue to expect double-digit top- and bottom-line growth for the third consecutive year in 2026. We also anticipate that our investments in recurring revenue businesses, ongoing international expansion, improving industry fundamentals, and talented professionals will together drive Newmark's long-term growth and market share gains."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	2Q26	2Q25	Change	YTD 2026	YTD 2025	Change
Total Revenues	$888.4	$759.1	17.0%	$1,734.9	$1,424.6	21.8%
GAAP net income (loss) for fully diluted shares	27.1	28.8	(5.7)%	46.7	16.1	190.3%
GAAP net income (loss) per fully diluted share ("GAAP EPS")	0.11	0.11	NMF	0.18	0.06	200.0%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	97.5	77.7	25.5%	181.0	132.1	37.0%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	0.39	0.31	25.8%	0.71	0.52	36.5%
Adjusted EBITDA ("AEBITDA")	139.2	114.0	22.1%	260.3	203.2	28.1%
RECENT NEWMARK HIGHLIGHTS
–Newmark has produced double-digit year-on-year revenue growth for eleven quarters in a row in Capital Markets, eight consecutive quarters in Management Services, Servicing Fees, and Other, and seven successive quarters in Leasing and Other Commissions, all as of June 30, 2026.
–Management Services, Servicing Fees, and Other grew by 17.7%, leading to the Company's fourth consecutive record quarter for these resilient businesses. These results included Newmark increasing its total Servicing and Asset Management portfolio by 20.5% and its Property and Facilities Management square footage by 23.1% year-on-year as of quarter end.
–Leasing fees were up 17.2% to an all-time best second quarter. This mainly reflected increased client activity in office and was driven by companies in industries such as artificial intelligence and other technology sectors, financial services, manufacturing, legal services, and consumer goods, as well as aerospace and defense.
–Capital Markets revenues were up 16.0%, which reflected a broad recovery across property types in U.S. Investment Sales, as well as the Company's investments in talent driving continued international share gains. In addition, Newmark moved up one spot to #2 in overall U.S. investment sales for the first half of 2026 according to MSCI.
–On a trailing twelve month basis, the Company significantly increased GAAP Cash Flow from Operations and improved Adjusted Free Cash Flow by 71.6%.
1 Please note the following: (i) Unless otherwise stated, all financial results and volume or activity figures discussed in the narrative and quotes compare the second quarter of 2026 with the year-earlier period. (ii) U.S. Generally Accepted Accounting Principles are referred to as “GAAP”. (iii) See the sections of this document including, but not limited to, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, "Reconciliation of GAAP Net cash provided by (used in) operating activities to Free Cash Flow and Adjusted Free Cash Flow", and "Net Leverage", including any footnotes to these sections, for the complete and/or updated definitions of these and other non-GAAP terms and how, when and why management uses them, as well as the differences between results under GAAP and non-GAAP for the periods discussed herein. (iv) See “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort. (v) Unless otherwise stated, all volume figures are notional.

2 For additional context: (i) To find more on "Recent Highlights", the sources of any economic or industry data contained herein, and information about any long term targets, please see the section of this document titled "Other Useful Information", the forthcoming quarterly filing on Form 10-Q, and/or the relevant portions of the second quarter 2026 financial results presentation, all of which are or will be on the Company's website. (ii) See the section of this document titled "Certain Revenue Terms Defined" for more information on various revenue terms, including the definitions of "resilient" or "recurring" businesses, "Capital Markets", "Fee Revenues", "Commission-Based Revenues", "Fees from Management Services, Servicing, and Other", "Pass Through Revenues", and "OMSR Revenues". The amounts of these items for various periods can be found in Newmark's supplemental tables on its investor relations website. (iii) "Cash Flow from Operations" under GAAP may be used interchangeably with "Net cash provided by (used in) operating activities". For the twelve months ended June 30, 2026, this metric was $846.0 million compared with $(241.8) million in the year-earlier period.

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REVENUE ANALYSIS3

Consolidated Revenues (USD millions)	2Q26	2Q25	Change	YTD 2026	YTD 2025	Change
Fees from Management Services, Servicing, and Other	$248.1	$214.5	15.7%	$490.7	$414.5	18.4%
Pass Through Revenues	103.1	83.9	22.8%	204.5	167.8	21.8%
Management Services, Servicing Fees, and Other	351.2	298.4	17.7%	695.2	582.3	19.4%
Leasing and Other Commissions	278.0	237.3	17.2%	528.1	445.3	18.6%
Investment Sales	164.6	106.6	54.4%	305.3	199.5	53.0%
Fees from Commercial Mortgage Origination, net	68.1	92.1	(26.1)%	150.7	151.3	(0.4)%
OMSR Revenues	26.6	24.7	7.3%	55.7	46.2	20.8%
Capital Markets	259.2	223.5	16.0%	511.7	397.0	28.9%
Total Revenues	888.4	759.1	17.0%	1,734.9	1,424.6	21.8%
The Company increased revenues from Management Services, Servicing Fees, and Other by 17.7%, with double digit percentage organic growth led by Valuation & Advisory, its high margin Servicing & Asset Management platform, and Newmark's expanding suite of outsourcing businesses. This improvement also reflects recent acquisitions.
The Company improved fees from Leasing and Other Commissions by 17.2%, driven by significantly higher office volumes in key markets including New York City, the San Francisco Bay Area, and Los Angeles. Capital Markets revenues were up 16.0%, led by dramatically higher Investment Sales multifamily activity, particularly for senior housing and affordable housing. The Company also produced robust growth in industrial and office sales. This was partially offset by the Newmark's lower origination activity, given its approximately 135% improvement in Total Debt volumes in the second quarter of 2025. In the first half of 2026, Newmark grew its Total Debt and Investment Sales Volumes by 26.7% and 64.8%, respectively, versus a year earlier.

Consolidated Expenses (USD millions)	2Q26	2Q25	Change	YTD 2026	YTD 2025	Change
Compensation and employee benefits under GAAP	$539.7	$455.0	18.6%	$1,055.3	$854.6	23.5%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	68.1	60.1	13.3%	136.5	134.5	1.5%
Non-compensation expenses under GAAP	240.2	201.4	19.3%	476.4	411.3	15.8%
Total expenses under GAAP	848.0	716.6	18.3%	1,668.2	1,400.4	19.1%
Pass through compensation expenses under GAAP	50.2	43.0	16.9%	101.6	87.2	16.6%
Other compensation and employee benefits	488.4	411.4	18.7%	952.4	765.9	24.4%
Compensation and employee benefits for Adjusted Earnings	538.6	454.4	18.5%	1,054.0	853.1	23.6%
Pass through non-compensation expenses under GAAP	52.8	41.0	28.9%	102.9	80.7	27.5%
Other non-compensation expenses	149.3	140.1	6.6%	297.2	274.5	8.2%
Non-compensation expenses for Adjusted Earnings	202.1	181.1	11.6%	400.1	355.2	12.6%
Total expenses for Adjusted Earnings	740.7	635.5	16.6%	1,454.1	1,208.3	20.3%
The increase in compensation and employee benefits was due to higher commission-based revenues, costs recorded by recently acquired companies, and expenses related to global growth initiatives. Most of the rise in non-compensation expenses was directly tied to revenue improvements or investments in future growth. GAAP non-compensation expenses also reflected a charge of $0.2 million related to lease terminations for liquidated entities compared with a credit of $14.5 million for the same item in the year earlier period. These lease-related amounts were excluded from non-GAAP earnings measures, consistent with the Company's methodology. Total expenses also reflected a 23.0% increase in overall pass through items related to the double-digit growth of Newmark's Occupier Solutions and Property Management businesses. Excluding both pass through items and the net change in the items related to lease terminations, total expenses for GAAP and Adjusted Earnings would have increased by 15.1% and 15.6%, respectively.
3 The following items are relevant when analyzing the year-on-year changes in revenues: (i) Excluding the impact of Pass Through Revenues and OMSR Revenues, Newmark's fees grew by 16.7% to $758.8 million in the second quarter of 2026 and by 21.8% to $1,474.7 million year to date, both when compared with the year-earlier periods. (ii) Newmark's second quarter 2026 volumes for Investment Sales and Total Debt were up by approximately 104% and down by 19%, respectively. As a reminder, in the second quarter of 2025, the Company's Fees from Commercial Mortgage Origination, net and Total Debt volumes grew by 96.3% and 134.8%, respectively, led by several large debt transactions, including the $7.1 billion A.I. data center construction loan related to the Stargate Project. (iii) In the second quarter and first half of 2026, U.S. industry investment sales volumes improved by approximately 28% and 31% year-on-year, respectively, based on Newmark Research's analysis of historical changes to MSCI sales data. As of July 28, 2026, MSCI’s “Trends & Trades Report” says that European investment sales volumes declined by no more than 3% and were up by at least 4% over the same timeframes. Such preliminary MSCI data is usually revised upwards over time. (iv) U.S. industry commercial and multifamily originations were up approximately 21% and 25% over these periods, based on the Newmark Research analysis of historical figures from the Mortgage Bankers Association ("MBA") and MSCI lending data. (v) See today's financial results presentation, the supplemental Excel tables, and/or the forthcoming quarterly filing on Form 10-Q for more details on these volumes and/or other industry or economic statistics.

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TAXES AND NONCONTROLLING INTEREST4

Taxes And Noncontrolling Interest (USD millions)	2Q26	2Q25	Change	YTD 2026	YTD 2025	Change
GAAP provision (benefit) for income taxes	$9.6	$4.2	127.6%	$13.0	$(5.8)	322.7%
Provision for income taxes for Adjusted Earnings	16.7	12.5	33.6%	31.0	21.6	43.5%
Net income (loss) attributable to noncontrolling interests for GAAP	3.7	8.7	(57.2)%	5.9	1.5	291.9%
Net income (loss) attributable to noncontrolling interests for Adjusted Earnings	(0.5)	(0.4)	(27.7)%	(1.2)	(0.9)	(27.7)%
Newmark's effective tax rates can vary from period to period depending on the geographic, business mix, and level of the Company's earnings, as well as the timing and amount of certain equity-based compensation charges, among other factors. The Company's tax rate for Adjusted Earnings was 14.7%, compared with 14.0% a year earlier. Net income attributable to noncontrolling interests generally moves in tandem with Newmark's earnings.
CONSOLIDATED SHARE COUNT5

Consolidated Share Count (shares in millions)	2Q26	2Q25	Change	YTD 2026	YTD 2025	Change
Fully diluted weighted-average share count under GAAP	251.9	252.6	(0.3)%	253.9	253.7	0.1%
Fully diluted weighted-average share count for Adjusted Earnings	251.9	252.6	(0.3)%	253.9	253.7	0.1%
During the first half of 2026, Newmark repurchased 10.4 million shares at an average price of $14.58. Newmark has $248.9 million remaining under its share repurchase and unit redemption authorization program.
SELECT BALANCE SHEET DATA6

Select Balance Sheet Data (USD millions)	June 30, 2026	December 31, 2025
Cash and cash equivalents	$259.7	$229.1
Total corporate debt	$867.3	$671.7
The balance sheet changes between year-end 2025 and June 30, 2026 reflected cash generated by the business and net borrowing under the Company's Revolving Credit Facility, partially offset by $151.1 million of share repurchases, cash used with respect to the hiring of revenue-generating professionals, and normal movements in working capital. At the end of the second quarter of 2026, Newmark's net leverage was 1.0 times.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables include revenues, earnings, and other metrics for periods from 2020 through the second quarter of 2026. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On July 28, 2026, Newmark's Board declared a qualified quarterly dividend of $0.06 per share payable on August 28, 2026, to Class A and Class B common stockholders of record as of August 14, 2026, which is the same as the ex-dividend date.
4 Note the following: (i) The Company's tax rates are impacted by changes in Newmark's stock price and the corresponding tax deductions related to grants of exchangeability to unit holders. (ii) The table reconciling "Other income (loss)" under GAAP to the same metric for non-GAAP results can be found later in this document.

5 "Spot” may be used interchangeably with the end-of-period share count. Please see the Company's quarterly financial results presentations and/or filings on Forms 10-K and 10-Q for information on its spot share count for the relevant periods. (ii) Under the GAAP treasury stock method, the Company's fully diluted share count moves in tandem with its stock price over a given period, all else equal. Any accelerated recognition of such RSUs does not represent the issuance of new shares or share equivalents. (iii) In certain periods, Fully diluted weighted-average share count under GAAP may differ from Fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution when calculating GAAP EPS.

6 The following items are relevant when analyzing the year-on-year changes in certain items related to cash flow and/or the balance sheet: (i) “Total corporate debt” excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. (ii) "Net debt", when used, is defined as Total corporate debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, is a non-GAAP measure that equals net debt divided by trailing twelve month Adjusted EBITDA. (iii) See "Cash generated by the business" under "Other Useful Information" for more on this analytic, when relevant. (iv) "Capital returns", "cash returned to shareholders", or similar terms, when discussed, include share repurchases or unit redemptions, dividends, and distributions.

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REAFFIRMED 2026 OUTLOOK7

Metric	FY 2026 Outlook	YoY Change	FY 2025 Actual
Total Revenues (millions)	$3,775 - $3,875	15% - 18%	$3,294.0
Adjusted Earnings Per Share	$1.87 - $1.98	15% - 22%	$1.62
Adjusted Earnings Tax Rate	13% - 15%		11.4%
Adjusted EBITDA (millions)	$656 - $694	17% - 23%	$562.4
Newmark's outlook is unchanged. It excludes the potential impact of any future acquisitions and assumes no meaningful changes in Newmark's stock price compared with the closing price on July 28, 2026. The Company's expectations are subject to change based on various macroeconomic, social, political, and other factors. In addition, Newmark continues to target annual share count growth of 2% or less over time.
CONFERENCE CALL
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's most recent GAAP and Non-GAAP results and which contains other useful information, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://event.webcasts.com/starthere.jsp?ei=1768689&tp_key=79fdb3cf12
After pre-registering, you will receive your access details via email. For those who are unable to join the webcast, the Company has posted dial-in information under "Events & Presentations" on its investor relations website. Please note that those who dial in may experience delays in joining the live call.
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers.
CERTAIN REVENUE TERMS DEFINED
Fee and Non-fee Revenues
The Company’s Total Revenues include certain Management Services revenues that equal their related expenses. These revenues represent fully reimbursable compensation and non-compensation costs recorded as part of Newmark's Occupier Solutions ("OS", formerly known as Global Corporate Services) and Property Management businesses. Such revenues therefore have no impact on the Company's GAAP or non-GAAP earnings measures and may be referred to as "Pass Through Revenues". The amounts recorded as Pass Through Revenues are also recorded as "Pass through expenses". Newmark's Total Revenues also include non-cash gains with respect to originated mortgage servicing rights (“OMSRs”), which represent the fair value of expected net future cash flows from servicing recognized at commitment, net. Such non-cash gains may also be called "OMSR Revenues". Newmark may also refer to Pass through revenues and OMSR revenues together as “Non-fee revenues”, and the remainder of its Total Revenues as "Fees" or "Fee revenues".
Management Services, Servicing Fees, and Other
"Servicing and Other Revenues" may be called Newmark's "Servicing and Asset Management business" and includes loan servicing and asset management fees, (together, "servicing fees") as well as interest income on loans held for sale, escrow interest and placement fees, and yield maintenance fees (together, "other revenues"). "Management Services, Servicing Fees, and Other" (which may also be referred to as "resilient businesses", "recurring revenues", "recurring businesses", "management and servicing", or "management businesses") includes all pass through revenues, as well as fees from Newmark's Servicing and Asset Management business, Occupier Solutions, Property Management, its flexible workspace platform, Valuation & Advisory, and other service lines including Consulting, Title and Escrow Services, Underwriting & Due Diligence, Fund Administration, and Lease Administration. "Fees from Management Services, Servicing, and Other" are revenues from all resilient businesses excluding Pass through revenues.
Capital Markets
"Fees from Commercial Mortgage Origination, net" includes origination fees related to Newmark's multifamily GSE/FHA8 business (which may be used interchangeably with "Loan originations related fees and sales premiums, net") and fees from commercial Mortgage Brokerage and Debt Placement. "Capital Markets" include "Investment Sales" (which consists of fees for real property sales, equity placement, and equity advisory transactions), "Fees from Commercial Mortgage Origination, net",
7 Please note the following with respect to Newmark's outlook and targets: (i) See the accompanying quarterly investor presentation for more detail on Newmark's outlook and/or targets. (ii) The outlook for Adjusted Earnings taxes represents the absolute expected range of the rate. (iii) Between 2017 (the year of Newmark's IPO) and 2025, the Company's compound annual growth rate ("CAGR") for Fully diluted weighted-average share count for Adjusted Earnings was 1.2%. (iv) See “Timing of Outlook for Certain GAAP and Non-GAAP Items” later in this document for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort. (v) When mentioned, the Company's targets or goals for periods after 2026 should not be considered formal guidance.

8 The government-sponsored enterprises ("GSEs") involved in multifamily lending are Fannie Mae and Freddie Mac. The Federal Housing Administration (“FHA”) and Ginnie Mae are both Department of Housing and Urban Development (“HUD”) entities that work together to guarantee mortgage-backed securities tied to affordable housing. Fannie Mae, Freddie Mac, FHA, and Ginnie Mae may together be referred to as the “Agencies". With respect to Newmark's business, terms such as GSE/FHA lending and servicing may therefore be used interchangeably with terms including Agency lending and servicing.

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(which includes fees with respect to GSE/FHA origination, mortgage brokerage, other debt placement, and loan sales) and OMSR Revenues.
Leasing and Other Commissions
"Leasing and Other Commissions" includes fees from landlord (or "agency") representation and tenant (or "occupier") representation.
Commission-based Revenues
Newmark's "commission-based" revenues include Leasing and Other Commissions, Fees from Commercial Mortgage Origination, net, Investment Sales, and Valuation & Advisory. This is because brokers and originators in these businesses (who together may be referred to as "producers") and revenue-generating Valuation & Advisory professionals (or "appraisers") earn a substantial portion or all of their compensation based on their production. Commission-based revenues exclude OMSR Revenues, because Newmark does not remunerate its professionals based on this non-cash item.
Contractual Business
The Company may refer to "Contractual business”, which may be used interchangeably with "contractual services" or "contractual revenues", and is defined as business for which the Company has a contract with a client that is generally for a year or longer. Contractual business, when quantified, includes all revenues related to agency leasing, loan servicing (including escrow interest income), outsourcing (including property management, facilities management, and asset management), and lease administration. It also includes certain fees under contract produced by the Company’s flexible workspace and tenant representation service lines.

Additional details on current and historical amounts for certain of Newmark's revenues are available in the Company's quarterly supplemental Excel tables. Please also see the section of Newmark's most recent filings on Forms 10-Q and/or 10-K titled “Glossary of Terms, Abbreviations and Acronyms” for more information on the above terminology.
OTHER USEFUL INFORMATION
Recent Acquisitions
For additional information about the Company's most recent acquisitions, please see press releases titled "einwert Becomes Part of Newmark’s Valuation & Advisory Business in Germany"; "Altus Group Announces the Sale of its Canadian Appraisals Business to Newmark"; "Newmark Acquires Catella Valuation Advisory in Paris, France"; and "Newmark Acquires Leading Real Estate Consulting and Managed Services Firm, RealFoundations".
Recent Notable Hires
For additional information about certain key hires announced since July 1, 2025, see press releases including: "Newmark's Consulting Services Adds Veteran Advisor Munish Viralam to Lead its Real Estate Strategy & Consulting Group"; "Newmark Hires Philip O'Bannon to Lead Infrastructure Capital Markets Business"; "Newmark Continues Italy Expansion with Three Capital Markets Hires in Milan and Rome"; "Newmark Expands Atlanta Industrial Advisory Capabilities with the Addition of Four New Leasing Specialists"; "Newmark Expands APAC Presence with Korea Launch, Appointing John Pritchard as Country Head"; "Newmark Appoints Globally Recognized Real Estate Executive Peter Trollope to Lead Occupier Solutions"; "Newmark Continues Strategic Debt & Structured Finance Growth in Europe with Senior Hires"; "Newmark Announces Expansion into India; Sathish Rajendren Hired to Lead Growth in Regional Property and Facilities Management"; and "Newmark Expands Advisory Capabilities in the Middle East with Key Hires". Please also see additional releases and/or articles on this topic in the "Media" section of Newmark's main website.
Recent Notable Transactions and/or Wins
For additional information about certain notable business wins and/or transactions involving Newmark and which were announced and/or closed thus far in 2026, please see press releases and/or media articles including: "Newmark Awarded 21M+ SF National Property and Project Management Assignment for 601W Companies' U.S. Office Portfolio"; "Newmark Arranges $515 Million Refinancing for Rithm Capital's 31 West 52nd Street in Midtown Manhattan"; "Newmark Represents Brooklyn Defender Services in 212,000-SF Headquarters Lease at Tishman Speyer's The Wheeler"; "Newmark Secures £325 Million Financing for 30 Fenchurch Street on Behalf of Brookfield"; "Newmark Arranges $975 Million Financing for Mission-Critical Data Center in Northern Virginia"; "Newmark Arranges Sale and Financing of The Towers at Williams Square, a 1.4-3MSF Office Campus in Las Colinas, Texas"; "Gary Barnett buys Park Avenue dev site for $500M"; "Newmark Arranges $360 Million Sale of Industrial Redevelopment Opportunity in Newark, NJ on behalf of Anheuser-Busch"; "Newmark Arranges Sale and Acquisition Financing of 1.38-Million-Square-Foot Shallow Bay Logistics Portfolio"; "Newmark Advises Blue Owl on $2.4 Billion Acquisition of Net Lease Healthcare REIT Sila Realty Trust"; "Newmark Arranges $830 Million Financing for U.S. Housing Portfolio"; "Newmark Arranges $525 Million Refinancing for The Artise on Behalf of Schnitzer West and The Baupost Group"; "Newmark Arranges $1.65 Billion Refinancing of One Madison Avenue in New York City"; "Newmark Acts as Strategic Advisor for One Beverly Hills, an Ultra-Luxury Mixed-Use Development in Beverly Hills, CA"; "AI startup Clay inks 163K sf lease at SL Green’s 11 Madison"; "Newmark Awarded Exclusive Leasing and Management Assignment for 4.2 Million-Square-Foot Flex and Office Portfolio in Suburban Philadelphia"; OpenAI signs South Bay office deal as tech company expands"; "Newmark Named Exclusive Leasing Agent for 3.2 Million Square Feet of Premier Office Assets Along Dulles Corridor"; "Newmark Arranges $415 Million Financing for

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Grocery-Anchored Retail Portfolio Spanning the Northeast"; "Newmark Engaged by Vornado Realty Trust for Next Phase of THE PENN DISTRICT Retail Renaissance"; and "Newmark Arranges $690 Million Refinancing for Sun Belt Multifamily Portfolio on Behalf of West Shore." Please also see additional releases and/or articles on this topic in the "Media" section of Newmark's main website.
Cash Generated by the Business
Cash generated by the business means "Net cash provided by (used in) operating activities excluding loan originations and sales", before the impact of cash used for "Loans, forgivable loans and other receivables from employees and partners" (which Newmark considers to be a form of investment, but which is recorded as part of Cash Flows from Operations) and the impact of cash used with respect to the 2021 Equity Event.9 For more information, see the section of the Company's quarterly supplemental Excel tables titled "Details of Certain Components Of ‘Net Cash Provided By (Used In) Operating Activities’".
Newmark and Industry Volumes and/or Data
Any industry volume figures contained herein are preliminary unless otherwise noted. Approximately 85% of Newmark’s investment sales volumes were generated in the U.S. in the twelve months ended June 30, 2026, compared with 90% in the year earlier period. Over 94% of Newmark’s total debt volumes were generated in the U.S. over these same periods. As the Company's international expansion continues, the percentage of non-U.S. volumes is expected to increase. Please see the accompanying supplemental Excel tables and quarterly financial results presentation on the Company's investor relations website, as well as Newmark's most recent and forthcoming Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K for more information with respect to volumes for Newmark and/or the industry and for other relevant industry and macroeconomic data. The quarterly results presentations and Forms 10-Q or 10-K include detailed sources for such information.
Other Items
Investors may find the following information useful: (i) Throughout this document, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or the Company's non-GAAP methodologies, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. (ii) Rounding may have also impacted the presentation of certain year-on-year percentage changes. (iii) Decreases in losses may be shown as positive percentage changes in the financial tables. (iv) Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
9 The "Impact of the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, cash flow, and GAAP expenses, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.

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NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	December 31,
	2026	2025
Assets
Current Assets:
Cash and cash equivalents	$259,700	$229,109
Restricted cash and short-term investments	127,701	120,176
Loans held for sale, at fair value	930,484	913,302
Receivables, net	660,106	628,405
Other current assets	121,687	114,050
Total current assets	2,099,678	2,005,042
Goodwill	799,575	802,040
Mortgage servicing rights, net	512,991	517,994
Loans, forgivable loans and other receivables from employees and partners, net	909,044	862,204
Right-of-use assets	409,086	447,765
Fixed assets, net	160,946	156,490
Other intangible assets, net	70,842	76,336
Other assets	226,060	151,296
Total assets	$5,188,222	$5,019,167

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$909,145	$892,439
Accrued compensation	405,760	440,337
Accounts payable, accrued expenses and other liabilities	599,015	572,294
Payables to related parties	5,641	1,835
Total current liabilities	1,919,561	1,906,905
Long-term debt	867,283	671,746
Right-of-use liabilities	397,427	437,205
Other long-term liabilities	254,923	251,507
Total liabilities	3,439,194	3,267,363

Equity:
Total equity (1)	1,749,028	1,751,804
Total liabilities and equity	$5,188,222	$5,019,167

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

7

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2026	2025	2026	2025
Management Services, Servicing Fees and Other	$351,153	$298,397	$695,184	$582,290
Leasing and Other Commissions	278,030	237,262	528,062	445,336
Capital Markets	259,236	223,453	511,693	396,980
Total Revenues	888,419	759,112	1,734,939	1,424,606

Expenses:
Compensation and employee benefits	539,704	455,044	1,055,311	854,556
Equity-based compensation and allocations of net income to limited partnership units and FPUs	68,116	60,140	136,512	134,486
Total compensation and employee benefits	607,820	515,184	1,191,823	989,042
Operating, administrative and other	186,137	151,010	367,581	304,987
Fees to related parties	8,088	7,794	16,612	17,364
Depreciation and amortization	45,979	42,611	92,211	88,969
Total non-compensation expenses	240,204	201,415	476,404	411,320
Total operating expenses	848,024	716,599	1,668,227	1,400,362

Other income, net:
Other income (loss), net	16	230	660	980
Total other income, net	16	230	660	980

Income (loss) from operations	40,411	42,743	67,372	25,224
Interest expense, net	(7,414)	(9,023)	(14,328)	(17,506)
Income (loss) before income taxes and noncontrolling interests	32,997	33,720	53,044	7,718
Provision (benefit) for income taxes	9,581	4,209	13,013	(5,844)
Consolidated net income (loss)	23,416	29,511	40,031	13,562

Less: Net income (loss) attributable to noncontrolling interests	3,718	8,692	5,914	1,509

Net income (loss) available to common stockholders	$19,698	$20,819	$34,117	$12,053

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$19,698	$20,819	$34,117	$12,053
Basic earnings per share	$0.11	$0.12	$0.19	$0.07
Basic weighted-average shares of common stock outstanding	178,598	179,560	180,611	177,965

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$27,139	$28,773	$46,749	$16,101
Fully diluted earnings per share	$0.11	$0.11	$0.18	$0.06
Fully diluted weighted-average shares of common stock outstanding	251,863	252,614	253,943	253,670

Dividends declared per share of common stock	$0.06	$0.03	$0.09	$0.06
Dividends paid per share of common stock	$0.06	$0.03	$0.09	$0.06

8

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$362,468	$(379,742)	$114,869	$(559,146)
Net cash provided by (used in) investing activities	(98,664)	(6,502)	(111,823)	(11,946)
Net cash provided by (used in) financing activities	(219,788)	428,196	26,671	575,821
Net increase (decrease) in cash and cash equivalents and restricted cash	44,016	41,952	29,717	4,729
Cash and cash equivalents and restricted cash at beginning of period	219,607	267,642	233,906	304,865
Cash and cash equivalents and restricted cash at end of period	$263,623	$309,594	$263,623	$309,594

Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$146,289	$102,383	$117,282	$(24,004)

(1) Includes loans, forgivable loans and other receivables from employees and partners in the amount of $37.7 million and $35.6 million for the three months ended June 30, 2026 and 2025, respectively, and $101.0 million and $157.9 million for the six months ended June 30, 2026 and 2025, respectively. Excluding these loans, net cash provided by (used in) operating activities excluding loan originations and sales would be $184.0 million and $138.0 million for the three months ended June 30, 2026 and 2025, respectively, and $218.3 million and $133.9 million for the six months ended June 30, 2026 and 2025, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, to be filed with the Securities and Exchange Commission in the near future.

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NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "Pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "Post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these and other non-GAAP terms are below.
The Company has made certain clarifications of and/or changes to its non-GAAP measures, including “Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings” that will be applicable for reporting periods beginning with the third quarter of 2023 and thereafter, as described below.
Historically, Adjusted Earnings excluded gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance. To help management and investors best assess Newmark’s underlying operating performance and for the Company to best facilitate strategic planning, beginning with the third quarter of 2023 and thereafter, calculations of Adjusted Earnings will also exclude unaffiliated third-party professional fees and expense related to these items. Newmark has not modified any prior period non-GAAP measures, as it has determined such amounts were immaterial to previously reported results.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are one of the financial metrics that management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as well as certain gains and charges that management believes do not best reflect the underlying operating performance of Newmark. Adjusted Earnings are calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common stock or partnership units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. The Company believes that this is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of restricted stock units (“RSUs”), limited partnership units, restricted stock awards, other equity-based awards.
–Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards, or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

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The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units, RSUs, restricted stock, as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units (other than preferred units) are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. OMSRs represent the fair value of expected net future cash flows from servicing recognized at commitment, net.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA
Newmark does not view the cash GAAP compensation charges related to 2021 Equity Event (the "Impact of the 2021 Equity Event") as being reflective of its ongoing operations. These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These had been recorded as expenses based on Newmark's previous non-GAAP definitions, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes GAAP gains or charges related to the following:
–Non-cash amortization of intangibles with respect to acquisitions.
–Other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Resolutions of non-recurring, exceptional or unusual gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance, including related unaffiliated third-party professional fees and expenses.
–Non-cash gains attributable to OMSRs.
–Non-cash amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill, and/or intangible assets created from acquisitions.

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Calculation of Other income (loss) for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may in some periods include:
–Unusual, non-ordinary or non-recurring gains or charges.
–Non-cash GAAP asset impairment charges.
–Gains or losses on divestitures.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the payments from Nasdaq, Inc. (“Nasdaq”), in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).
–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to Nasdaq’s sale of its U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other income (loss) for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items from relevant periods. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the Nasdaq Forwards. This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Newmark's calculations of non-GAAP “Other income (loss)” for certain prior periods includes dividend income on its Nasdaq shares, as these dividends contributed to cash flow and were generally correlated to Newmark's interest expense on short term borrowing against such shares. As Newmark sold 100% of these shares between the third quarter of 2021 and the first quarter of 2022, both its interest expense and dividend income declined accordingly.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP Income (loss) before income taxes and noncontrolling interests and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests, variations in the value of certain deferred tax assets and liabilities, and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

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Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in jurisdictions such as New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax ,when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings”.
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations.
Management uses Adjusted Earnings and other financial metrics in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations. The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Fixed asset depreciation and intangible asset amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; non-cash impairment charges related to assets,

13

goodwill and/or intangibles created from acquisitions; and other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the Nasdaq Forwards, as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.
–The Impact of Nasdaq and the Impact of the 2021 Equity Event, (together, the "Impact of Nasdaq and the 2021 Equity Event"), which are defined above.
MANAGEMENT RATIONALE FOR USING ADJUSTED EBITDA
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure and other financial metrics to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available Common Stockholders to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED FREE CASH FLOW DEFINED AND MANAGEMENT RATIONALE
The Company may refer to a non-GAAP measure called “Adjusted Free Cash Flow", which it defines as "Net cash provided by (used in) operating activities" excluding the following items:
–Loan originations - loans held for sale.
–Loan sales - loans held for sale.
–Purchases of fixed assets.
Newmark believes that excluding net activity related to loan originations and sales gives a clearer picture of the Company’s underlying operating cash flow. This is because borrowings under Newmark’s “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises” are used to fund short-term “Loans held for sale, at fair value” that are generally sold within 45 days from the date the loan is funded. All such loans held for sale are either under commitment to be purchased by Freddie Mac or have confirmed forward trade commitments for the issuance and purchase of Fannie Mae or Ginnie Mae mortgage-backed securities that will be secured by the underlying loans. The cash generated from such loan sales is used to repay Newmark’s related warehouse facility borrowings. Net activity from loan originations and sales therefore includes offsetting items that can temporarily and significantly impact “Net cash provided by (used in) operating activities” under GAAP.
The Company also believes that subtracting cash used for the purchase of fixed assets is useful because such capital expenditures are an ongoing and necessary use of cash. In addition, Adjusted Free Cash Flow excludes cash used in 2021 in connection with the 2021 Equity Event, because investors may find it helpful to account for this one-time item when evaluating Newmark’s cash flows generation over a longer timeframe.
The Company believes that Adjusted Free Cash Flow is useful for investors in evaluating Newmark’s ability to generate cash that it may deploy for various corporate purposes, including but not limited to paying dividends or distributions, investing in organic growth, making acquisitions, repaying debt, repurchasing shares, and/or purchasing units. Because not all companies define Adjusted Free Cash Flow in the same manner, the Company’s presentation of this metric may not be comparable to similarly titled measures. Adjusted Free Cash Flow is not a recognized measurement under GAAP, nor is it meant to be an alternative to Net cash provided by (used in) operating activities as a measure of liquidity. Adjusted Free Cash Flow is also not intended to be a measure of cash flow available for management’s discretionary use, as this metric does not reflect certain cash requirements, such as debt service requirements and other contractual commitments. For more information regarding Adjusted Free Cash Flow, including historical amounts of this metric, see the section of Newmark's most recent quarterly supplemental Excel tables titled "Reconciliation of GAAP Net cash provided by (used in) operating activities to Free Cash Flow and Adjusted Free Cash Flow”, which is available for download at ir.nmrk.com, including any related footnotes.

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LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “Liquidity”. The Company considers Liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers Liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding Liquidity, see the section of this document and/or of the Company’s most recent quarterly supplemental Excel tables titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
NET LEVERAGE DEFINED
Newmark may also use a non-GAAP measure called "net leverage.“ "Net debt", when used, is defined as total corporate debt (which excludes Warehouse facilities collateralized by U.S. Government Sponsored Enterprises), net of cash or, if applicable, total Liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management.
–Unusual, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, enforcement matters, or similar items, which are fluid and unpredictable in nature.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income (loss) available to common stockholders	$19,698	$20,819	$34,117	$12,053
Provision (benefit) for income taxes (1)	9,581	4,209	13,013	(5,844)
Net income (loss) attributable to noncontrolling interests (2)	3,718	8,692	5,914	1,509
GAAP income (loss) before income taxes and noncontrolling interests	$32,997	$33,720	$53,044	$7,718

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	68,116	60,140	136,512	134,486
Other compensation adjustments (4)	1,118	633	1,306	1,488
Total Compensation adjustments	69,234	60,773	137,818	135,974

Non-Compensation adjustments:
Amortization of intangibles (5)	3,435	4,053	7,581	8,215
MSR amortization (6)	29,489	28,170	59,336	55,166
Other non-compensation adjustments (7)	5,136	(11,912)	9,415	(7,293)
Total Non-Compensation expense adjustments	38,060	20,311	76,332	56,088

Non-cash adjustment for OMSR revenue (8)	(26,557)	(24,747)	(55,737)	(46,150)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items (9)	(16)	(204)	(660)	(926)
Total Other (income) loss, net	(16)	(204)	(660)	(926)

Total pre-tax adjustments	80,721	56,133	157,753	144,986

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$113,718	$89,853	$210,797	$152,704

GAAP net income (loss) available to common stockholders	$19,698	$20,819	$34,117	$12,053
Allocations of net income (loss) to noncontrolling interests (10)	4,253	9,111	7,065	2,410
Total pre-tax adjustments (from above)	80,721	56,133	157,753	144,986
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(7,136)	(8,334)	(17,975)	(27,374)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$97,536	$77,729	$180,960	$132,074
Per Share Data:
GAAP fully diluted earnings per share	$0.11	$0.11	$0.18	$0.06

Allocation of net income (loss) to noncontrolling interests	—	—	—	—
Total pre-tax adjustments (from above)	0.32	0.22	0.62	0.57
Income tax adjustment to reflect adjusted earnings taxes	(0.03)	(0.03)	(0.07)	(0.11)
Other	(0.01)	0.01	(0.02)	—

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.39	$0.31	$0.71	$0.52
Fully diluted weighted-average shares of common stock outstanding	251,863	252,614	253,943	253,670

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

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	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP provision (benefit) for income taxes	$9.6	$4.2	$13.0	$(5.8)
Income tax adjustment to reflect Adjusted Earnings	7.1	8.3	18.0	27.4
Provision for income taxes for Adjusted Earnings	$16.7	$12.5	$31.0	$21.6
(2) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Issuance of common stock and exchangeability expenses (i)	$50.1	$37.0	$108.4	$89.2
Limited partnership units amortization	5.7	6.8	3.4	16.3
RSU amortization Expense	7.8	13.9	17.3	26.4
Total equity-based compensation	$63.6	$57.7	$129.1	$131.9
Allocations of net income	4.6	2.4	7.4	2.6
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$68.2	$60.1	$136.5	$134.5
(i) Includes $21.1 million of GAAP charges related to the exchange and redemption of units held by Newmark's former Executive Chairman in Q1 2025.
(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.2 million and $1.0 million for the three months ended June 30, 2026 and 2025, respectively, and $0.8 million and $1.8 million for the six months ended June 30, 2026 and 2025, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $0.2 million and $(0.4) million for the three months ended June 30, 2026 and 2025, respectively, and $(0.7) million and (0.3) million for the six months ended June 30, 2026 and 2025, respectively. Also includes acquisition related compensation expenses of $0.6 million and $1.1 million for the three and six months ended June 30, 2026, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) The components of other non-compensation adjustments are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Lease expense (credits) related to liquidating entities	$0.2	$(14.5)	$1.8	$(14.4)
Asset impairments	3.4	0.2	5.6	6.5
Unaffiliated third party professional fees and expenses related to legal matters	—	1.4	—	2.9
Settlements (proceeds) from litigation	0.5	0.8	0.5	(3.7)
Acquisition costs	0.8	—	1.1	—
Fair value adjustments related to acquisition earn-outs	0.2	0.2	$0.5	$1.4
	$5.1	$(11.9)	$9.4	$(7.3)
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) Includes income related to other recoveries and various other GAAP items $0.0 million and $0.3 million of for the three months ended June 30, 2026 and 2025, respectively, and $0.6 million and $1.1 million for the six months ended June 30, 2026 and 2025, respectively.
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income (loss) available to common stockholders	$19,698	$20,819	$34,117	$12,053
Adjustments:
Net income (loss) attributable to noncontrolling interests (1)	3,718	8,692	5,914	1,509
Provision (benefit) for income taxes	9,581	4,209	13,013	(5,844)
OMSR revenue (2)	(26,557)	(24,747)	(55,737)	(46,150)
MSR amortization (3)	29,489	28,170	59,336	55,166
Other depreciation and amortization (4)	16,490	14,441	32,875	33,803
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	68,116	60,140	136,512	134,486
Other adjustments (6)	2,383	(13,663)	4,637	(11,469)
Other non-cash, non-dilutive, and/or non-economic items (7)	(16)	(204)	(660)	(926)
Interest expense (8)	16,263	16,107	30,328	30,539
Adjusted EBITDA ("AEBITDA")	$139,165	$113,964	$260,335	$203,167
(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $13.1 million and $10.4 million for the three months ended June 30, 2026 and 2025, respectively, and $25.3 million and $25.6 million for the six months ended June 30, 2026 and 2025, respectively. Also, includes intangible asset amortization related to acquisitions of $3.4 million and $4.1 million for the three months ended June 30, 2026 and 2025, respectively, and $7.6 million and $8.2 million for the six months ended June 30, 2026 and 2025, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Severance charges	$0.2	$1.0	$0.8	$1.8
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	0.2	(0.4)	(0.7)	(0.3)
Fair value adjustments related to acquisition earn-outs	0.2	0.2	0.5	1.4
Lease expense (credits) related to liquidating entities	0.2	(14.5)	1.8	(14.4)
Acquisition costs	1.5	—	2.2	—
	$2.4	$(13.7)	$4.6	$(11.5)
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, and/or non-economic items. Other non-cash, non-dilutive, non-economic items.
(8) This represents gross interest expense related to corporate debt and amortization of debt issue costs. "Interest expense, net" in the Consolidated Statements of Operations also includes interest income on employee loans and bank deposits.

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Common stock outstanding	178,598	179,560	180,611	177,965
Limited partnership units	48,549	49,198	48,091	49,426
Cantor units	18,938	18,347	18,929	20,226
Founding partner units	1,506	1,967	1,531	2,031
RSUs	3,934	3,260	4,410	3,724
Other	339	282	372	297

Fully diluted weighted-average share count for GAAP	251,863	252,614	253,943	253,670

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	—	—	—	—
Cantor units	—	—	—	—
Founding partner units	—	—	—	—
RSUs	—	—	—	—
Other	—	—	—	—

Fully diluted weighted-average share count for Adjusted Earnings	251,863	252,614	253,943	253,670

___________________________________________________________________________________________________________________________________

NET LEVERAGE
As of June 30, 2026, total corporate debt was $867.3 million (currently consisting of only Long-term debt), which net of total liquidity of $259.7 million, equaled net debt of $607.6 million. $607.6 million divided by trailing twelve month Adjusted EBITDA of $619.6 million equaled a net leverage ratio of 1.0 times. Long-term debt as shown on the balance sheet is net of $2.7 million of deferred finance costs.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Trailing Twelve Months June 30,
	2026	2025	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$362.5	$(379.7)	$114.9	$(559.1)	$846.0	$(241.8)
Purchase of fixed assets	(20.8)	(6.5)	(31.0)	(11.9)	(48.4)	(27.1)
Free Cash Flow	341.7	(386.2)	83.9	(571.0)	797.6	(268.9)
Adjustments:
Loan originations - loans held for sale	2,075.3	2,158.5	4,723.9	3,895.9	11,555.7	9,323.3
Loan sales - loans held for sale	(2,291.5)	(1,676.4)	(4,721.5)	(3,360.8)	(11,962.2)	(8,826.4)
Adjusted Free Cash Flow	$125.5	$95.9	$86.3	$(35.9)	$391.1	$228.0

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NEWMARK GROUP, INC.
Other Income (Loss)
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Other items, net	$—	$0.2	—	1.0
Other income (loss), net under GAAP	—	0.2	—	1.0
To reconcile from GAAP other income, exclude:
Other items, net	—	(0.2)	—	(0.9)
Other income, net for Pre-tax Adjusted Earnings	$—	$—	—	0.1
Newmark's Other income (loss), net under GAAP includes equity method investments that represent Newmark's pro rata share of net gains or losses and mark-to-market gains or losses on investments and income related to the forfeiture of restricted Class A common stock. For the three and six months ended June 30, 2026 and 2025, the difference between GAAP and non-GAAP other income primarily included income related to the forfeiture of restricted Class A common stock.

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the twelve months ended June 30, 2026, Newmark generated revenues of more than $3.6 billion. As of June 30, 2026, Newmark and its business partners together operated from over 195 offices with more than 10,000 professionals across four continents. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company's business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q, or Form 8-K.
MEDIA CONTACT:
Deb Bergman
+1 303-260-4307
INVESTOR CONTACTS:
Jason McGruder
Shaun French
+1 212-829-7124

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